Exhibit 99.1
GULFMARK
OFFSHORE
GulfMark Offshore Reports
Fourth Quarter and Full Year 2009 Operating Results
HOUSTON, February 24, 2010 — GulfMark Offshore, Inc. (NYSE: GLF) today announced results of operations for the three months and year ended December 31, 2009.
For the year ended December 31, 2009, revenue was $388.9 million, a 6% decrease compared to 2008, primarily reflecting a decrease in activity levels in the Americas and North Sea. Cash flow from operations for the year totaled $171.0 million. Net income for the year was $50.6 million, or $1.99 per diluted share. Net income for the year before special items was $83.8 million, or $3.29 per diluted share.
Recent Events
As announced earlier today, our stockholders approved a plan of reorganization that is intended to help preserve the Company’s status as a U.S. citizen under certain U.S. maritime and vessel documentation laws by, among other things, limiting the percentage of outstanding shares of Company common stock that may be owned or controlled in the aggregate by non-U.S. citizens.
During the fourth quarter the Company completed the previously announced refinancing of $200.0 million of outstanding indebtedness that otherwise would mature on June 30, 2010. The new $200.0 million term loan facility matures December 31, 2012, and in conjunction with the refinancing, the Company repaid $23.8 million under the previous term loan facility. Unrelated to the refinancing, the Company repaid $80.0 million that was outstanding under its $175.0 million revolving credit facility, for total debt repayments of $103.8 million during the fourth quarter. The Company took a $0.59 per diluted share, or $15.1 million, non-cash tax charge related to the repatriation of $43.0 million in cash to the U.S. from international operations. The cash was used to fund the debt repayments. The tax was a non-cash charge that will utilize net operating loss carryforwards that have been accumulated by the U.S. operations.
In February 2010, the Norwegian government declared the 2007 revisions to the tonnage tax unconstitutional. This is a positive development for the Company and, assuming no further developments, will likely result in the Company reversing what remains of the $24.4 million charge it took in 2007 related to this tax law change. At December 31, 2009, the Company had $12.2 million accrued related to this tax and since 2007 had made payments of $3.1 million.

GulfMark Offshore, Inc.
Press Release
February 24, 2010

Results of Operations
Fourth quarter results were affected by certain items that impact comparability to past quarters. During the quarter, the Company took steps to relocate six vessels in an effort to strategically position vessels and improve future revenue generation through higher future day rates and improved utilization. These vessel moves resulted in additional fuel, supplies, and crewing expense of approximately $1.6 million during the quarter. The Company also increased its pension accrual based on information provided by the plan regulator, which resulted in a $3.7 million increase to the liability related to its three multi-employer pension plans at operations in the North Sea.
The Company had considerably greater movement of vessels between locations during the fourth quarter and second half of the year than in previous years. This included vessels on charter moving between locations and vessels mobilized to undertake new charters. Much of the associated cost was covered by charter hire and mobilization fees, but the overall expense remained higher than normal. In preparation for contracts beginning in 2010, coupled with unplanned equipment maintenance, the Company performed major repairs and maintenance on vessels that resulted in related expense of approximately $1.4 million more than expected during the quarter.
Reported revenue for the fourth quarter of 2009 was $84.7 million, a decrease of $37.2 million, or 31% from the same period in the prior year and a decrease of $6.1 million, or 7%, from the previous quarter. The decrease from the prior year quarter is primarily due to lower utilization and day rates in the North Sea and the Americas, resulting in revenue decreases of $18.5 million and $18.6 million in those regions, respectively. The decrease in revenue from the prior quarter is primarily due to lower utilization and day rates in the North Sea, which decreased revenue by $6.3 million.
Drydock expense was approximately $2.0 million lower than the previous quarter. This was due to the mix of drydocks with some pulled forward from the 2010 plan, some deferred to 2010 and some accelerated into the third quarter. Full year drydock expense was $15.7 million, which is lower than our previous annual guidance of $16.5 million. The reduction in cost is not expected to result in an increase in drydocks planned for 2010.
Operating income before gains on vessel sales for the fourth quarter of 2009 decreased $47.9 million, or 84%, from the same period in the prior year, and reported operating income decreased sequentially $10.6 million, or 54%, from the previous quarter. The primary drivers of the sequential decrease were the increased operating costs and the decrease in revenue discussed above. Southeast Asia continued to deliver very strong results, with 79% operating income margins in the fourth quarter and a 6% increase in sequential quarterly revenue. Operating income in the Americas region also benefited from a 7.5 percentage point sequential increase in utilization during the period, led principally by a 10.0 percentage point increase in utilization in the Gulf of Mexico.
Excluding gains on vessel sales, net income for the fourth quarter was $3.8 million, or $0.15 per diluted share, before the $15.1 million, or $0.59 per diluted share, non-cash tax charge, compared to $43.3 million, or $1.72 per diluted share, for the fourth quarter of 2008. Reported net loss for the fourth quarter was $11.3 million, or $0.44 per diluted share.

GulfMark Offshore, Inc.
Press Release
February 24, 2010

Commentary
Bruce Streeter, President and CEO, stated, “The fourth quarter was very active with a number of vessels moving and an increase in maintenance and drydock activity to position the Company for opportunities in 2010 as they develop. We moved vessels into Trinidad and mobilized a vessel to Ghana, and in doing so we incurred additional cost associated with fueling and supplying those moves. Several contracted vessels also shifted working locations and as the quarter progressed we had more crew activity in the U.S. flagged vessels as utilization started to improve. We did all of this to best position our fleet and we are starting to see those moves pay off in increased utilization. We indicated on the last conference call that the fourth quarter was going to be difficult in the North Sea and the Americas. The varied additional costs in the quarter resulted in weaker performance, but should result in a benefit to future operations. Southeast Asia held up very well, however we may see some softness in that region during the early part of 2010, which we anticipate to be moderate and reasonably short-lived.
“In December we had the pension charge of $3.7 million in the North Sea which includes the U.K. and Norway locations. The majority of the charge, ($3.2 million), relates to the U.K. location. Those of you who have been following us for some time know that every three years we get an update on the funding status of the multi-employer pension plans in which we participate in the U.K. Based on initial estimates, we accrued the additional charge in the quarter. The estimate was higher than we anticipated due to a decreased in value of the equity investments held by the fund.
“We took delivery of the Highland Prince in November and today took delivery of the North Purpose, both state-of-the-art 284 ft PSVs that will be working in the North Sea region. Additionally, the two remaining medium-sized anchor handlers being built in Poland are scheduled for delivery in the third quarter. These two boats will augment the highly successful group of medium sized anchor handlers in the Southeast Asia fleet, although their potential usage is worldwide. Today, after adding the North Purpose nearly two months ahead of schedule to take advantage of market opportunities, our new construction program is largely complete and the vast majority of the costs associated with the program have been incurred.”
Mr. Streeter continued, “We expected a difficult fourth quarter. We knew we would face a tough market and we adjusted our activity and repositioned our fleet to best take advantage of the competitive landscape we perceived. As always, we are focused on generating maximum long-term earnings even if that involves some reduction in short-term profitability. During 2009, which was not a very inspiring period for our industry, we had a number of significant achievements, including the refinancing of the debt assumed in the Rigdon acquisition, a substantial reduction of total debt, and we added safeguards to our Jones Act position. Combined with our strong balance sheet, our fleet mix and positioning give us greater opportunity to take advantage of a larger range of possibilities than ever before.”

GulfMark Offshore, Inc.
Press Release
February 24, 2010

Liquidity and Capital Commitments
Cash flow from operations totaled $32.4 million in the fourth quarter, compared to $47.5 million for the third quarter. Remaining commitments for the new build program total approximately $57.8 million. These commitments will complete the new build program requirements and are expected to be funded from cash on hand and cash generated from operations throughout 2010. Cash on hand at year end was $92.1 million and the Company has no amount drawn under its $175.0 million revolving credit facility. Total debt at December 31, 2009 was $359.7 million, and debt net of cash on hand was $267.6 million.
Thus far during 2010, the Company has paid $47.0 million of the $68.5 million new build requirement. This amount was paid out of cash on hand and the final $21.5 million is likewise expected to be paid out of cash on hand and cash generated from operations.
Conference Call Information
GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Thursday, February 25, 2010. Those interested in participating in the conference call should call 866-700-0161 (international callers should use 617-213-8832) ten minutes in advance of the start time and ask for the GulfMark Fourth Quarter Earnings conference call. A telephonic replay of the conference call will be available for four days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 888-286-8010 (international callers should use 617-801-6888) and entering access code 77295458. The conference call will also be available via audio webcast and podcast download, accessible from the Investor Relations section of our website at www.GulfMark.com. A transcript of the call will be furnished to the SEC on Form 8-K as soon as practicable.
GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy market throughout the world.

Contact:	Quintin V. Kneen,
Executive Vice President &
Chief Financial Officer
E-mail:	Quintin.Kneen@GulfMark.com
(713) 963-9522
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2008. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
February 24, 2010

Reconciliation of Non-GAAP Meaasures

	Year Ended December 31,
	Operating	Tax Benefit
	Income	(Provision)	Net Income	Diluted EPS
	(in millions, except per share data)
Before Special Items	$110.2	$(5.3)	$83.8	$3.29

Impairment Charge	$(46.2)	$17.0	$(29.2)	$(1.15)
Gains on Disposal of Vessels	5.6	—	5.6	0.22
Foreign Tax Benefit, Net	—	5.5	5.5	0.22
Cash Repatriation, Foreign Operations	—	(15.1)	(15.1)	(0.59)

	$(40.6)	$7.4	$(33.2)	$(1.30)

U.S. GAAP	$69.6	$2.1	$50.6	$1.99

	Three Months Ended
Statement of Operations (unaudited)	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands, except per share data)	2009	2009	2009	2009	2008
Revenue	$84,655	$90,764	$104,656	$108,795	$121,883
Direct operating expenses	47,060	39,508	39,132	40,482	39,833
Drydock expense	4,418	6,398	2,642	2,238	1,493
General and administrative expenses	10,039	11,556	11,565	10,540	10,923
Depreciation and amortization expense	13,996	13,533	13,146	12,370	12,574
(Gain) loss on sale of assets	(55)	4	(869)	(4,632)	(16,054)
Impairment charge	—	—	—	46,247	—

Operating Income	9,197	19,765	39,040	1,550	73,114

Interest expense	(5,052)	(5,146)	(4,946)	(5,137)	(7,023)
Interest income	113	128	76	60	469
Foreign currency gain (loss) and other	(268)	532	790	(2,206)	(714)

Income before income taxes	3,990	15,279	34,960	(5,733)	65,846
Income tax benefit (provision)	(15,253)	(2,577)	(37)	19,954	(6,526)

Net Income (Loss)	$(11,263)	$12,702	$34,923	$14,221	$59,320

Earnings per share:
Basic	$(0.45)	$0.50	$1.39	$0.57	$2.39
Diluted	$(0.44)	$0.50	$1.38	$0.56	$2.35

Weighted average common shares	25,253	25,235	25,132	24,978	24,867
Weighted average diluted common shares	25,525	25,485	25,362	25,190	25,195

GulfMark Offshore, Inc.
Press Release
February 24, 2010

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Operating Statistics	2009	2009	2009	2009	2008
Revenue by Region (000’s)
North Sea based fleet	$34,458	$40,722	$46,324	$43,911	$52,995
Southeast Asia based fleet	20,243	19,114	19,517	17,669	20,354
Americas based fleet	29,954	30,928	38,815	47,215	48,534

Rates Per Day Worked
North Sea based fleet	$17,173	$20,171	$21,199	$21,073	$21,176
Southeast Asia based fleet	20,105	21,180	21,201	20,699	19,928
Americas based fleet	14,395	16,894	15,704	17,302	17,090

Overall Utilization
North Sea based fleet	87.2%	90.5%	93.1%	84.5%	96.8%
Southeast Asia based fleet	93.1%	85.8%	93.8%	87.2%	99.2%
Americas based fleet	64.8%	57.3%	79.9%	92.9%	95.7%

Average Owned/Chartered Vessels

North Sea based fleet	24.4	24.0	25.0	25.9	26.3
Southeast Asia based fleet	12.0	11.7	11.0	11.2	11.3
Americas based fleet	36.0	35.8	34.8	33.2	32.7

Total	72.4	71.5	70.8	70.3	70.3

Drydock Days
North Sea based fleet	30	65	16	46	29
Southeast Asia based fleet	—	25	29	26	—
Americas based fleet	63	110	48	—	—

Total	93	200	93	72	29

Expenditures (000’s)	$4,418	$6,398	$2,642	$2,238	$1,493

	At February 23, 2010		At February 20, 2009
	2010(1)	2011(2)	2009(1)	2010(2)
Forward Contract Cover(1)
North Sea based fleet	72.5%	37.2%	71.0%	37.1%
Southeast Asia based fleet	71.1%	30.6%	67.3%	40.5%
Americas based fleet	43.8%	14.0%	60.2%	28.3%

Total	58.4%	24.5%	65.3%	33.5%

(1)	Forward contract cover represents number of days vessels are under contract or option by customers for the remaining quarter(s) of the current year divided by total remaining days vessels are available for charter hire for the same period.

(2)	Represents full calendar year.

GulfMark Offshore, Inc.
Press Release
February 24, 2010

	Twelve Months Ended
	December 31,	December 31,
Statement of Operations (unaudited)	2009	2008
Revenue	$388,871	$411,740
Direct operating expenses	166,183	143,925
Drydock expense	15,696	11,319
General and administrative expenses	43,700	40,244
Depreciation and amortization expense	53,044	44,300
Impairment Charge	46,247	—
Gain on sale of assets	(5,552)	(34,811)

Operating Income	69,553	206,763

Interest expense	(20,281)	(14,291)
Interest income	377	1,446
Foreign currency gain (loss) and other	(1,153)	1,609

Income before income taxes	48,496	195,527
Income tax benefit (provision)	2,087	(11,743)

Net Income	$50,583	$183,784

Earnings per share:
Basic	$2.01	$7.74
Diluted	$1.99	$7.56

Weighted average common shares	25,151	23,737
Weighted average diluted common shares	25,446	24,319

GulfMark Offshore, Inc.
Press Release
February 24, 2010

	Twelve Months Ended
	December 31,	December 31,
Operating Statistics	2009	2008
Revenue by Region (000’s)
North Sea based fleet	$165,415	$226,124
Southeast Asia based fleet	76,544	77,851
Americas based fleet	146,912	107,765

Rates Per Day Worked
North Sea based fleet	$19,930	$22,837
Southeast Asia based fleet	20,780	17,723
Americas based fleet	16,098	16,567

Overall Utilization
North Sea based fleet	88.8%	94.6%
Southeast Asia based fleet	90.0%	94.5%
Americas based fleet	73.3%	93.4%

Average Owned/Chartered Vessels
North Sea based fleet	24.8	27.2
Southeast Asia based fleet	11.5	13.0
Americas based fleet	35.0	19.3

Total	71.3	59.5

Drydock Days
North Sea based fleet	169	153
Southeast Asia based fleet	80	39
Americas based fleet	221	176

Total	470	368

Expenditures (000’s)	$15,696	$11,319

GulfMark Offshore, Inc.
Press Release
February 24, 2010

	Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of December 31, 2008	26	11	33	70

Newbuild Deliveries	1	2	3	6
Vessel Dispositions	(2)	(1)	—	(3)

Owned Vessels as of December 31, 2009	25	12	36	73

Newbuild Deliveries	1	—	—	1
Vessel Dispositions	(1)	—	—	(1)

Owned Vessels as of February 25, 2010	25	12	36	73

Managed Vessels	13	1	1	15

Total Fleet as of February 25, 2010	38	13	37	88

	As of	As of
Balance Sheet Data (unaudited) ($000)	December 31, 2009	December 31, 2008
Cash and cash equivalents	$92,079	$100,761
Working capital	88,041	138,006
Vessel and equipment, net	1,164,067	1,035,436
Construction in progress	40,349	134,077
Total assets	1,565,659	1,556,967
Long term debt (1)	326,361	462,941
Shareholders’ equity	987,468	854,843

(1)	Short-term portion of long-term debt included in working capital.

	Year Ended	Year Ended
Cash Flow Data (unaudited) ($000)	December 31, 2009	December 31, 2008
Cash flow from operating activities	$171,045	$205,201
Cash flow used in investing activities	(68,199)	(186,787)
Cash flow (used in) provided by financing activities	(120,250)	56,754